EXHIBIT 12.2


                   Kronos International, Inc. and Subsidiaries
         Statements of Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                          (In millions, except ratios)


                                                                                                         Three months ended
                                                                Years ended December 31,                     March 31,
                                                 ----------------------------------------------------  ----------------------
                                                    2001       2002       2003      2004       2005       2005       2006
                                                   ------     ------     ------    ------     ------     ------     ------

Fixed charges:
  Total interest expense                          $    38.4 $    35.4   $    32.6 $    36.7  $    43.9  $    11.6  $    10.3
  Interest component of rent expense (1)                2.1       2.4         3.0       2.7        2.8         .7         .7
                                                  --------- ---------   --------- ---------  ---------  ---------  ---------

    Total fixed charges                                40.5      37.8        35.6      39.4       46.7       12.3       11.0
                                                  --------- ---------   --------- ---------  ---------  ---------  ---------

Adjustments:
  Income before income taxes and minority interest    128.2      63.2        82.6      64.8      118.9       30.0       20.5
  Amortization of capitalized interest                   .5        .5          .5        .5         .4         .1         .1
                                                  --------- ---------   --------- ---------  ---------  ---------  ---------

     Total adjustments                                128.7      63.7        83.1      65.3      119.3       30.1       20.6
                                                  --------- ---------   --------- ---------  ---------  ---------  ---------

     Total earnings available for fixed charges   $   169.2 $   101.5   $   118.7 $   104.7  $   166.0  $    42.4  $    31.6
                                                  ========= =========   ========= =========  =========  =========  =========

Ratio of earnings to fixed charges (2)                  4.2       2.7         3.3       2.7        3.6        3.4        2.9
                                                  ========= =========   ========= =========  =========  =========  =========

(1) The interest expense component of rental expense is calculated as one-third of the aggregate rent expense for each year, which is a reasonable approximation of the interest factor.

(2) Computed as (y) total earnings available for fixed charges to (z) total fixed charges.